UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 19, 2012

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

New $2.0 Billion Amended and Restated First Lien Revolving Credit Facility due 2017

On April 19, 2012, The Goodyear Tire & Rubber Company (the “Company” and “we,” “us” or “our”) amended and restated its U.S. first lien revolving credit facility. Significant changes to our first lien revolving credit facility include the extension of the maturity to 2017 and an increase of the available commitments from $1.5 billion to $2.0 billion. Loans under this facility will initially bear interest at LIBOR plus 150 basis points.

Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our directly owned foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V. and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory of the Company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the administrative agent or the majority lenders at their discretion (not to be exercised unreasonably). Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory decline, our borrowing base will decrease and the availability under the facility may decrease below $2.0 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. As of April 19, 2012, our borrowing base, and therefore our availability, under this facility was $132 million below the facility’s stated amount of $2.0 billion.

The facility, which matures on April 30, 2017, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets, incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $200 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash,” “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2011. The facility also has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries. The lenders may declare any outstanding obligations under the facility immediately due and payable upon the occurrence, and during the continuance, of an event of default. In addition, the amount of any outstanding obligations under the facility will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

If Available Cash plus the availability under the facility is greater than $1.0 billion, amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate (the higher of the prime rate, the federal funds rate plus 50 basis points or LIBOR plus 100 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. If Available Cash plus the availability under the facility is equal to or less than $1.0 billion, then amounts drawn under the facility will bear interest either (i) at a rate of 175 basis points over LIBOR or (ii) 75 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

New $1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2019

On April 19, 2012, the Company also amended and restated its U.S. second lien term loan facility, including the extension of the maturity to 2019. The term loan will bear interest at LIBOR plus 375 basis points, subject to a minimum LIBOR rate of 100 basis points. In addition, the amended and restated second lien term loan was issued with an original issue discount of 200 basis points and is subject to a call protection premium of 100 basis points if any specified repricing event occurs prior to April 19, 2013.

Our amended and restated second lien term loan facility may be increased by up to $300 million at our request, subject to the consent of the lenders making such additional term loans. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $2.0 billion first lien revolving credit facility. The facility, which matures on April 30, 2019, contains covenants, representations, warranties and defaults similar to those in the $2.0 billion first lien revolving credit facility. In addition, if our Pro Forma Senior Secured Leverage Ratio (the ratio of Consolidated Net Secured Indebtedness to EBITDA) for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to use such cash proceeds to prepay borrowings under the second lien term loan facility. “Pro Forma Senior Secured Leverage Ratio,” “Consolidated Net Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.

Loans under this facility bear interest, at our option, at (i) 375 basis points over LIBOR (subject to a minimum LIBOR rate of 100 basis points) or (ii) 275 basis points over an alternative base rate (the higher of the prime rate, the federal funds rate plus 50 basis points or LIBOR plus 100 basis points).

A news release dated April 19, 2012 announcing the completion of the amended and restated credit facilities described above is attached hereto as Exhibit 99.1.

JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent for the amended and restated first lien revolving credit facility, and JPMorgan Chase Bank, N.A. is the administrative agent and Deutsche Bank Trust Company Americas is the collateral agent for the amended and restated second lien term loan facility. Certain of the lenders, agents, arrangers and bookrunners under the amended and restated credit facilities described above have from time to time performed, and may in the future perform, banking, financial advisory and investment banking services for us and our affiliates. In addition, JPMorgan Chase Bank, N.A., which is the administrative agent under the amended and restated credit facilities described above, is the collateral agent, and one of its affiliates is the administrative agent, under our existing European revolving credit facility.

Item 9.01. Financial Statements and Exhibits.

99.1 News Release, dated April 19, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

April 24, 2012	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	News release, dated April 19, 2012